  Section 7.12.  Board Position.   The Buyer agrees that so long as any
amount shall be outstanding on the Buyer's Note, one member of Acquisition's Board of Directors shall be designated by MATEC, or, at MATEC's election, MATEC shall be entitled to designate a non- board member to attend all meetings of the Board of Directors of Acquisition and receive all written material directed to such Board by Acquisition's management.

  Section 7.13. Anti-dilution. The Buyer agrees, with respect to the Seller's stock interest in Acquisition and the Seller's 10% membership interest in BRE (referred to in Section 2.3), that if either of such entities shall issue or sell stock or interests, or shall issue any option, warrant, call or right for, or any security exchangeable or convertible into, such stock or interests, at a price less than the full fair market value thereof (except for shares to be issued pursuant to the Stock Option Plan dated March 24, 1998 at an option strike price at least equal to $14.81 per share), then an appropriate adjustment shall be made with respect to such stock ownership or membership interest, as the case may be, to compensate the Seller for the dilutive impact of such issuance.


                               ARTICLE VIII
                             INDEMNIFICATION

  Section 8.1. Survival of Representations and Warranties. Except for the representations and warranties contained in Section 4.1, 4.2, 4.6, 4.11, 4.20, 4.24, 5.1 and 5.2 (which shall continue indefinitely up to any applicable statutory period of limitations), representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until December 31, 1999.

  Section 8.2.  Indemnification Provisions for Benefit of the Buyer.

   (a) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and provided that the Buyer makes a written claim for indemnification against the Seller within any applicable survival period, then MATEC and the Seller jointly and severally agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In the application of the foregoing, the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Seller contained in this Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $50,000 (after which point the Seller shall be obligated only to indemnify the Buyer from and against further such Adverse

Consequences, and there shall be a $2,500,000 aggregate ceiling on the obligation of the Seller to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Seller contained in this Agreement, provided that the ceiling with respect to Adverse Consequences arising out of breaches of the representations and warranties made in Sections 4.20 (Product Liability) and 4.24 (Environmental Matters) of this Agreement shall be equal to the amount of the Purchase Price. In no event shall the aggregate amounts payable to the Buyer pursuant to this Section 8.2(a) and Section 8.4(a) exceed the amount of the Purchase Price.

   (b) MATEC and the Seller jointly and severally agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

     (1) any Liability of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

     (2) any Liability of the Mexican Affiliate for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than in any notes thereto); or

     (3) any Liability of the Seller or the Mexican Affiliate for the unpaid Taxes of any Person under Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; or

     (4) any product shipped or manufactured by, or any services provided by, the Seller or the Mexican Affiliate before the Closing Date, subject (with respect to returned goods) to the provisions of Section 7.8 of this Agreement; or

     (5) any Liability of the Business to the extent existing on the Balance Sheet Date but not set forth on the Balance Sheet and not otherwise an Assumed Liability.

  Section 8.3.  Indemnification Provisions for Benefit of the Seller.

   (a) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and provided that the Seller makes a written claim for indemnification against the Buyer within any applicable survival period, then the Buyer agrees to
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
indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating
to, in the nature of, or caused by the breach (or the alleged breach).   In
the application of the foregoing, the Buyer shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Buyer contained in this Agreement until the Seller has suffered Adverse Consequences by reason of all such breaches in excess of $50,000 (after which point the Buyer shall be obligated only to indemnify the Seller from and against further such Adverse Consequences, and there shall be a $2,500,000 aggregate ceiling on the obligation of the Buyer to indemnify the Seller from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Buyer contained in this Agreement, provided that with respect to Adverse Consequences arising out of product liability or environmental matters the ceiling shall be an amount equal to the Purchase Price.

   (b) The Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

   (c) The Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused in any manner by the operation of the Business after the Closing Date or the assets purchased hereunder.

   (d) The Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

      (1) any Taxes the Buyer agreed to pay pursuant to Section 6.2 hereto;
or

      (2) any Taxes relating to the operation of the Business after the Closing Date.

  Section 8.4.  Indemnification Provisions - Environmental Matters.

   (a) In addition to the provisions of Section 8.2 and Article IX of this Agreement, MATEC and the Seller jointly and severally agree to indemnify and hold the Buyer harmless from and against any Adverse Consequences the Buyer may suffer (including costs of Cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with the following:

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     (1) any Liabilities under any Environmental Laws arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date during which time the Properties were owned or operated by the Seller or the Mexican Affiliate, or (B) any Hazardous Materials or other contaminants that were present on the Properties or such other properties and assets at any time on or prior to the Closing Date; or
(ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Seller or the Mexican Affiliate or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date that Seller or the Mexican Affiliate owned or operated the Properties, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Seller or the Mexican Affiliate or by any other Person for whose conduct they are or may be held responsible on or prior to the Closing Date; or

     (2) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Seller or the Mexican Affiliate or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted prior to the Closing Date or allegedly conducted with respect to the Properties or the operation of the Business prior to the Closing Date by the Seller or the Mexican Affiliate, or from Hazardous Material that was Released or allegedly Released by the Seller or the Mexican Affiliate or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

The Seller and/or MATEC will be entitled to control any Cleanup, and any related legal proceeding, and any other legal proceeding with respect to which the Seller and MATEC provide indemnity under Section 8.4(a), and will keep the Buyer reasonably informed with respect to such Cleanup and/or proceeding. Any such Cleanup shall be conducted through qualified environmental engineers in such manner, to the extent possible, as will not unreasonably interfere with the operation of the Business, and will generally be conducted in a manner similar to or in keeping with the procedures outlined in Articles IX hereof with respect to the Remediation Work.

   (b) In addition to the provisions of Section 8.3, the Buyer agrees to indemnify and hold the Seller harmless from and against any Adverse Consequences the Seller may suffer (including costs of Cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with the following:

     (1) any Liabilities under any Environmental Laws arising out of or relating to: (i) (A) the ownership, operation, or condition at any time after the Closing Date during which time the Properties are owned or operated by the Buyer, or (B) any Hazardous Materials or other contaminants that become present deposited on the Properties or such other properties and assets at any time after the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that are, or are allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Buyer or by any other Person for whose conduct it is or may be held responsible at any time after the Closing Date that the Buyer owned or operated the Properties, or (B) any Hazardous Activities that are, or are allegedly, conducted by the Buyer or by any other Person for whose conduct it is held responsible after the Closing Date; or

     (2) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Buyer or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted after the Closing Date or allegedly conducted with respect to the Properties or the operation of the Business after the Closing Date by the Buyer, or from Hazardous Material that was Released or allegedly Released by the Buyer or any other Person for whose conduct it is or may be held responsible, at any time after the Closing Date.

  Section 8.5.  Matters Involving Third Parties.

   (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

   (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
(C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgement with respect to, the Third Party Claim is not, in the good faith judgement of the Indemnified Party, likely to establish a presidentially custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
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
   (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
(C) the Indemnifying Party will not consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

   (d) In the event any of the conditions in Section 8.5 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgement or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

   (e) In the event and during such period that the Seller is defending the Indemnified Party against any Third Party Claim arising from, related to or in connection with, any action or inaction prior to the Closing Date, by the Mexican Affiliate, and performs its other indemnification obligations hereunder with respect to such action or inaction, then the Buyer shall retransfer (or shall cause the Mexican Affiliate to retransfer) to the Seller all defenses, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment (including any such item relating to the payment of Taxes) and all original books, records and documents relating to such Third Party Claim.

  Section 8.6. Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Prime Rate as the discount rate) in determining Adverse Consequences for purposes of this
Article VIII.

  Section 8.7. Set-Off. To the extent, if any, that the Buyer is entitled to indemnification payments from the Seller pursuant to this Article VIII and such payments are due and outstanding, the Buyer shall be required to set off all such indemnification payments against payments of principal and/or interest due in order of maturity from the Buyer under the Buyer's Note beginning with any such payments due on or after April 1, 2000. Nothing herein shall be construed as limiting the Seller's indemnification obligations under this Agreement to the total amounts due under the Buyer's Note.

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
  Section 8.8. Exclusive Contractual Remedies. The Parties agree that the provisions of this Article VIII shall provide the exclusive remedies for monetary damages between and among the Parties with respect to the matters covered by this Agreement, provided, however, that nothing herein shall limit the application or availability to any Party of statutory remedies with respect to environmental matters.

  Section 8.9. Joint and Several Liability. Acquisition and BRE are jointly and severally liable for the obligations of the Buyer under this
Article VIII.


                             ARTICLE IX
                   ISRA ENVIRONMENTAL REMEDIATION

  Section 9.1. Seller's Compliance with ISRA. For purposes of this Article, "Seller" means the Seller and/or MATEC.

     (a) The Seller shall, at the Seller's own expense, as promptly as possible, comply with all applicable requirements of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending successor legislation and regulations ("ISRA") and all orders and directives of the New Jersey Department of Environmental Protection or its successor ("NJDEP") in connection with the transactions contemplated by this Agreement and the Remediation Agreement between the Seller and NJDEP dated as of April 15, 1998, a copy of which is attached hereto as Exhibit B (the "Remediation Agreement"). The Buyer acknowledges that the Seller's Real Property in Lodi, New Jersey (the "NJ Property") is subject to ISRA Case No. 97570. In connection therewith, the Seller shall promptly establish and maintain a remediation funding source to the satisfaction of NJDEP and shall with due diligence implement and complete all required investigation and remediation. The remediation required pursuant to ISRA, this Agreement and the Remediation Agreement (the "Remediation Work") shall not be deemed complete until NJDEP shall issue a no further action letter evidencing that all remediation of Hazardous Materials has been completed to the satisfaction of NJDEP. The Seller shall at its own expense dispose of all Hazardous Materials generated by the Remediation Work in accordance with all applicable Environmental Laws. The Seller and the Seller's representatives shall cooperate with the Buyer to minimize, to the fullest extent practicable, the impact of ISRA compliance upon the ongoing operations of the Buyer and the Buyer's agents and tenants. The Seller's performance of the Remediation Work shall not
(i) unreasonably interfere with or disrupt the Buyer's ordinary business operations or (ii) involve restrictions or other institutional control notices which are not typical in similar ISRA remediations.
Notwithstanding the foregoing, the Buyer consents in principle to a deed notice or restriction limiting the NJ Property to industrial use. Subject to the foregoing, the Seller shall complete the Remediation Work to the levels acceptable to NJDEP.

   (b) The Seller shall keep the Buyer advised of all investigative and remedial work to be undertaken by the Seller and shall notify the Buyer in advance of all meetings scheduled between the Seller or the Seller's representatives and NJDEP, and the Buyer and the Buyer's representatives shall have the right, but not the obligation, to attend and participate in all such meetings.
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

   (c) Throughout the period of the performance of the Remediation Work, the Seller shall promptly upon receipt deliver to the Buyer all documentation in its possession or control concerning the Real Property owned by the Seller (the "NJ Property") and its environs, including without limitation all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial action plans and reports or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analyses, conclusions, quality assurance/quality control documentation, correspondence to or from NJDEP or any other federal, state or local governmental authority, submissions to NJDEP or any governmental authority and directives, orders, approvals and disapprovals issued by NJDEP or any other governmental authority.

     1. At least four (4) business days in advance of each entry upon the NJ Property, the Seller shall notify the Buyer of the date that the entry shall commence, the identity of all Persons that are authorized by the Seller to enter upon the NJ Property, the nature, location and extent of all work to be performed, the anticipated duration of the entry, and if any sampling will be conducted, including without limitation any sampling to be taken from wells installed at the NJ Property.

      2. The Seller shall cause to be furnished to the Buyer, and cause to be maintained and kept in effect without expense to the Buyer, at all times, insurance against claims for personal injury (including death) and property damage, under a policy or policies of public liability and/or umbrella liability insurance of not less than Three Million Dollars ($3,000,000) in respect to bodily injury (including death), and Three Million Dollars ($3,000,000) for property damage, naming the Buyer as an additional insured, and adequate worker's compensation insurance to cover all workers and others engaged in work at the NJ Property. Each policy shall provide that it cannot be canceled without at least ten (10) days prior written notice to the Buyer, and shall be issued by a recognized, responsible insurance company licensed to do business in the State of New Jersey. Evidence of the effectiveness of each policy and replacement policy shall be delivered to the Buyer from time to time, upon demand.

      3. All work performed by the Seller or by the Seller's employees, agents or representatives shall meet with the approval of all authorities having jurisdiction over the NJ Property. All work, once begun, shall be completed with reasonable diligence and paid for in full by the Seller, free and clear of all mechanic's liens or other liens and encumbrances, and shall be performed in accordance with law, including Environmental Laws. All work shall be done in a good and workmanlike manner. Promptly upon completion of all Remediation Work, the Seller shall repair any damage resulting from the Remediation Work and restore the pre-Remediation appearance and functionality of all areas affected by the Remediation Work, including without limitation closing any wells installed at the NJ Property and filling and resurfacing all excavations.

      4.  The Seller shall provide notice of sampling pursuant to paragraph
(d) above. The Buyer and the Buyer's agents and representatives may be present at the time of the sampling. The Seller shall split all such samples as may be requested by the Buyer, at the Buyer's expense.

     1. The Seller shall not be responsible for any reporting, sampling or remediation required as a consequence of any discharge of any Hazardous Material caused by the Buyer or the Buyer's representatives or agents following the Closing Date.

  Section 9.2. Seller's Indemnification of Buyer. The Seller shall indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer, directly or indirectly, wholly or partly, from the Seller's action or non-action with regard to the Seller's obligations under this Article IX, including, without limitation, those resulting from the entry of Persons onto the NJ Property to perform investigative or remedial work and any Hazardous Activities undertaken in connection therewith (whether or not in compliance with Environmental Laws), the negligence or misconduct of the Seller or the Seller's representatives, any unreasonable interference or disruption of the Buyer's business operations at the NJ Property, or any failure on the Seller's part to comply with any provision of this Article.

  Section 9.3. Buyer's Agreements. The Buyer agrees to (a) provide the Seller with access to the NJ Property, at the Seller's sole cost and expense, to the extent reasonable and necessary for the Seller to complete its post-Closing investigative and remedial activities pursuant to this Agreement, and cooperate reasonably in connection with such efforts; (b) refrain from unreasonably interfering with the Seller's dealings or negotiations with NJDEP and/or other governmental agencies; and (c) execute any additional documents reasonably required to provide the Seller with such access to the NJ Property, including documents requested by the Seller in connection with the implementation of engineering or institutional controls, or both, which have been approved by the Buyer. Further, the Buyer agrees to fulfill any and all ongoing maintenance, repair and reporting requirements which may exist with respect to any Buyer-approved institutional and engineering controls established on the NJ Property in connection with the Remediation Work.

  Section 9.4. Buyer's Indemnification of Seller. The Buyer shall indemnify the Seller from and against any Adverse Consequences the Seller may suffer, directly or indirectly, wholly or partly, from the Buyer's action or non-action with regard to the Buyer's obligations under this
Article IX, including, without limitation, those resulting from the negligence or misconduct of the Buyer or the Buyer's representatives, any unreasonable interference or disruption of the Remediation Work, or any failure on the Buyer's part to comply with any provision of this Article. The Buyer shall also indemnify the Seller for investigative and remediation costs that the Seller incurs arising directly or indirectly from any generation, storage, treatment, transportation, release or other handling of Hazardous Materials or other contaminants by the Buyer or its representatives at the NJ Property at any time after the Closing Date, and for any costs that the Seller incurs arising directly or indirectly from any Hazardous Activities that are conducted at the NJ Property by the Buyer or its representatives after the Closing Date.

                               ARTICLE X.
                             MISCELLANEOUS

  Section 10.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

  Section 10.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

  Section 10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) assign any or all of its rights and interests hereunder as collateral to its lender in connection with the financing of the transactions contemplated by this Agreement, and
(iii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

  Section 10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  Section 10.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.6. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then the next business day after) it is sent by recognized overnight courier service, prepaid for next-day delivery, addressed to the intended recipient as set forth below:

     If to the Seller or
     MATEC:                 Mr. Michael J. Kroll
                            75 South Street
                            Hopkinton, MA  01748
                            Telefax No.: 508-435-4496

     Copies to:             Joan Dacey-Seib, Esquire
                            Jacobs Persinger & Parker
                            77 Water Street
                            New York, New York  10005
                            Telefax No.: 212-742-0938

     If to the Buyer:       Mr. Robert W. Muir, Jr.
                            Diamond Communication Products
                            1450 Route 22 West
                            Suite 104
                            Mountainside, New Jersey 07092
                            Telefax No.: 908-654-8748

     Copies to:             William R. Waddell, Esquire
                            McGuire, Woods, Battle & Boothe, L.L.P.
                            9000 World Trade Center
                            Norfolk, VA  23510
                            Telefax No.: 757-640-3722

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telefax, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

  Section 10.7. Recording Without Consent of All Parties. This Agreement shall not be recorded in the public records of any governmental entity without the written consent of all parties hereto, except as may be required by law.

  Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of New Jersey, except that matters solely relating to Real Property (or any Cleanup thereof) shall be governed by and construed in accordance with the laws of the jurisdiction where such Real Property is located, and that matters solely relating to the organization and authority of the Mexican Affiliate and the transfer of the stock and assets of the Mexican Affiliate shall be governed by and construed in accordance with the laws of Mexico.

  Section 10.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  Section 10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  Section 10.11. Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Business and the Mexican Affiliate have not borne and will not bear any of the costs and expenses of the Seller (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. The Seller also agrees that the
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Business and the Mexican Affiliate have not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Seller (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby outside of the Ordinary Course of Business.

  Section 10.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

  Section 10.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  Section 10.14. Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

  Section 10.15. MATEC Obligations. MATEC agrees that it is jointly, severally, and primarily liable with the Seller for all of the representations, warranties, covenants, and obligations of the Seller in connection with this Agreement and the transactions hereunder.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                               BERGEN ACQUISITION CORP.
                               By: /s/ Frank W. Pepe
                               Title: President

                               BERGEN REAL ESTATE, L.L.C.
                               By: Bergen Acquisition Corp., Manager
                               By: /s/ Frank W. Pepe
                               Title: President

                               BERGEN CABLE TECHNOLOGIES, INC.
                               By: /s/ Ted Valpey, Jr.
                               Title: Chairman
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                               CABLE BERGEN de MEXICO,S.A. de C.V.
                               By: /s/ Frank W. Pepe
                               Title: E.V.P.

                               MATEC CORPORATION
                               By: /s/ Ted Valpey, Jr.
                               Title: CEO
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    The exhibits and schedules to the Purchase Agreement are not included herewith.  Registrant hereby undertakes and agrees to furnish a copy of each such exhibit or schedule to the Securities and Exchange Commission upon request.
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